UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2016

Excel Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	333-173702	27-3955524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6363 North State Highway 161 Suite 310 Irving TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 476-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On April 30, 2016, Payprotec Oregon LLC dba Securus Payments (“Securus”), a wholly owned subsidiary of Excel Corporation (“Excel” or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Chyp LLC (“Chyp”). In connection with the Purchase Agreement, Chyp executed a three year preferred marketing agreement with eVance Processing Inc., a wholly owned subsidiary of Excel.

Chyp acquired substantially all of the operations of Securus including its sales and marketing operations located in Portland Oregon and West Palm Beach Florida. Securus retained its approximately 5,000 merchants and related merchant processing residual portfolio, which generated revenues of approximately $4.5 million in 2015. Securus also retained substantially all of its liabilities, including but not limited to, its note payable with Blue Acre Ventures, trade payables as well as liabilities to merchants. Nearly all of Securus’ approximately 100 employees were hired by Chyp. A small number of key customer service personnel remained with Securus, in order to assist in the transition of customer care to eVance’s merchant services group in Atlanta, Georgia.

Pursuant to the Purchase Agreement, Securus will provide financial assistance to Chyp in the form of a forgivable loan to support the transition of Securus’ operations to Chyp. Securus will advance Chyp $75,000 per month for six months and $50,000 in the seventh and eighth months for a total of $550,000. Accordingly, Chyp has executed a $550,000 promissory note (the “Chyp Note”) in favor of the Securus. The Chyp Note bears an interest rate of 12% per annum with both the principal and interest due on May 1, 2017. If Chyp is in material compliance with this Purchase Agreement and related agreements for a period of 12 months, Securus will forgive the Chyp Note. Securus will also reimburse Chyp for commissions payable to Chyp employees and agents on Securus’ residual portfolio as if those agents and employees were still employed by Securus. Chyp is owned by Steven Lemma and Mychol Robirds who are former executives of Securus. In connection with the Purchase Agreement, Excel acquired the Company’s Series A Preferred Stock previously held by Mr. Lemma and Mr. Robirds, who will remain significant holders of Excel common stock.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by the Purchase Agreement, a copy of which is attached hereto as Exhibit 2.01 and incorporated herein by reference.

The representations and warranties of Securus contained in the Purchase Agreement have been made solely for the benefit of Chyp. In addition, these representations and warranties (1) have been made only for purposes of the Purchase Agreement, (2) may be subject to materiality qualifications contained in the Purchase Agreement which may differ from what may be viewed as material by investors, (3) were made only as of the date of the Purchase Agreement or other specific dates and (4) have been included in the Purchase Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as facts. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the Purchase and not to provide investors with any other factual information regarding the Company, Securus or their respective businesses. Investors should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Securus or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q, Forms 8-K, proxy statements and other reports that the Company files with the SEC.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On May 2, 2016, the Company issued a press release announcing the sale of the Securus operations to Chyp. A copy of the press release is furnished here as Exhibit 99.1 and is incorporated herein by reference.

The information contained in, or incorporated into, this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01 Financial Statements and Exhibits

(a) Unaudited Pro Forma Financial Information

Unaudited Pro forma condensed statements of operations for the years ended December 31, 2014 and 2015 and an unaudited condensed balance sheet as of December 31, 2015 are attached as exhibit 99.2 and are hereby incorporated by reference.

(d) Exhibits

Exhibit No.	Document
2.01*	Purchase Agreement, dated April 30, 2016, between Payprotec Oregon LLC and Chyp LLC

99.1	Press Release, dated May 2, 2016

99.2	Unaudited pro forma financial statements

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCEL CORPORATION

/s/ Robert L. Winspear
Robert L. Winspear
Chief Financial Officer

Date:  May 5, 2016

EXHIBIT INDEX

Exhibit No.	Document
2.01*	Definitive Purchase Agreement, dated April 30, 2016, between Payprotec Oregon LLC and Chyp LLC

99.1	Press Release, dated May 2, 2016

99.2	Unaudited pro forma financial statements

* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.